Exhibit 99.1

CARLSON WAGONLIT TRAVEL FINALIZES

ACQUISITION OF NAVIGANT INTERNATIONAL

PARIS – August 8, 2006 – Carlson Wagonlit Travel (CWT), the world’s second-largest corporate travel management company, today announced the completion of the acquisition of Navigant International Inc. (Nasdaq: FLYR), doing business as TQ3Navigant. The agreement to purchase Navigant was originally announced on April 27, 2006. Subsequently, the transaction gained necessary regulatory approvals and was approved by Navigant stockholders at a special meeting on July 12, 2006.

Coinciding with the acquisition of Navigant by CWT is the finalization of the acquisition of Accor’s 50-percent stake in CWT by Carlson Companies and One Equity Partners (OEP). On April 27, 2006, Carlson, a global leader in the travel, hotel, restaurant and marketing industries, and OEP, a private equity affiliate of JPMorgan Chase & Co., announced that, following regulatory approval, Carlson’s shares in CWT would increase to 55 percent, with OEP holding the remaining 45 percent.

Since the intent to acquire Navigant was first announced by CWT, integration teams composed of subject matter experts from the two companies have met regularly to create a framework for the merger of their leadership, employees, operations, services and technology. Now, with the acquisition complete, the teams will accelerate integration efforts. As a result, employees, suppliers and clients who were formerly associated with Navigant will begin to see their day-to-day activities gradually combined with those of CWT.

“Months of effort have made this transaction a reality. Now, we are eager to work with the clients and employees of what was formerly Navigant and we look forward to realizing the combined potential of these two corporate travel leaders,” said Hubert Joly, president and chief executive officer, Carlson Wagonlit Travel.

The acquisition of Navigant doubles the size of CWT in North America and expands its presence in Asia Pacific through Navigant operations in Australia and New Zealand. Today, CWT is the second-largest travel management company in the world.

“Today marks an exciting step forward for the two companies and the travel industry. Travel and travel management services have been a core business for Carlson since the 1970s and, as the new majority shareholder of CWT, we are delighted to be playing an even more influential role in the business travel management industry,” said Marilyn Carlson Nelson, chairman and chief executive officer of Carlson Companies. “Clients around the world will benefit from our combined talent and expanded resources as we work together to anticipate and further serve their needs.”

Under the terms of the merger agreement, each outstanding share of Navigant common stock was converted into the right to receive US$16.50 in cash, without interest. As a result of the acquisition, shares of Navigant common stock will cease trading on the Nasdaq National Market at market close today and will be delisted.

As soon as practicable LaSalle Bank National Association, the paying agent appointed by CWT, will mail a letter of transmittal and instructions to all Navigant stockholders of record. The letter of transmittal and instructions will contain information on the procedures for surrendering Navigant common stock in exchange for US$16.50 per share in cash, without interest. Navigant stockholders of record should await the letter of transmittal and instructions before surrendering their shares for payment. Stockholders who hold shares of Navigant common stock through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by their representative/agent bank or broker.

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ABOUT CARLSON WAGONLIT TRAVEL

Carlson Wagonlit Travel is a world leader in business travel management, partnering with large corporations, small and medium-sized companies, and government institutions in more than 150 countries. CWT designs and implements superior travel management programs for clients based upon its recognized consulting expertise, strong purchasing power, technological strength, and consistent delivery of high-quality service. Annual sales of more than US$26 billion are generated under the Carlson Wagonlit Travel brand. For more information visit www.carlsonwagonlit.com.

ABOUT CARLSON COMPANIES

Carlson Companies is a global leader in the hotel, restaurant, business and leisure travel, and marketing industries.

Among the names in the Carlson family of brands and services are: Regent Hotels and Resorts®, Radisson Hotels & Resorts®, Park Plaza Hotels & Resorts, Country Inn & Suites By Carlson, Park Inn® hotels, Regent Seven Seas Cruises®, T.G.I. Friday’s® and Pick Up Stix® restaurants, Carlson Wagonlit Travel, Cruise Holidays, All Aboard Travel, Cruise Specialists, Fly4less.com, Cruise Deals.com, Results Travel, Carlson Destination Marketing Services, Carlson Leisure Travel Services, SeaMaster Cruises®, SinglesCruise.com, CW Government Travel, Carlson Marketing®, Peppers & Rogers Group®, and Gold Points Reward Network®.

Based in Minneapolis, Carlson’s brands and services employ about 190,000 people in more than 150 countries. Carlson’s 2005 system-wide sales, including franchised operations, totaled US$34.4 billion. For more information visit www.carlson.com.

ABOUT ONE EQUITY PARTNERS

One Equity Partners (OEP) manages USD 5 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. OEP’s investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This press release contains statements, including, among others, statements about the acquisition of Navigant by Carlson Wagonlit Travel that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on current expectations and projections about future events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, disruptions in the travel industry such as those caused by terrorism, war, natural disasters or general economic downturn. Additional information regarding these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements is contained in Navigant’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on June 9, 2006, annual report on Form 10-K for the year ended December 25, 2005, and in Navigant’s other SEC filings, including its filings on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and Navigant undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MEDIA CONTACTS

Kim Derderian Carlson Wagonlit Travel, Global +33 (0)1 41 33 60 44 kderderian@carlsonwagonlit.com	Laurie Alexander Carlson Wagonlit Travel, United States +1 763 212 2079 lalexander@carlsonwagonlit.com

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